UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NutraFuels, Inc.
(Exact name of registrant as specified in its charter)

Florida	5411	46-1482900
(State of Incorporation)	(Primary Standard Industrial	(IRS Employer
	Classification Number)	Identification Number)

Edgar Ward
6601 Lyons Road
L 6 Coconut Creek, FL 33073
Telephone 888-509-8901.

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edgar Ward
6601 Lyons Road
L 6 Coconut Creek, FL 33073
Telephone 888-509-8901.

 (Address, including zip code, and telephone number,
including area code, of agent for service)

All Communications to:

Brenda Lee Hamilton, Esquire
Hamilton & Associates Law Group, P.A.
101 Plaza Real Suite 202 N
Boca Raton, Florida 33432
Telephone No. (561) 416-8956
Facsimile No.: (561) 416-2855
http://www.securitieslawyer101.com

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Common Stock, par value $.0001 per share	1,699,997	$2.00	$3,399,994	$463.80

(1)	Represents 1,664,997 shares of our common stock being registered for resale on behalf of the selling shareholders named in this registration statement.

(2)	Until such time as our common shares are quoted on the OTC Bulletin Board, our shareholders will sell their shares at the price of $2.00 per share.

(3)	Calculated under Section 6(b) of the Securities Act of 1933 as $.00013640 of the aggregate offering price.

(4)
In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER __, 2013

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

NutraFuels, Inc.
1,664,997 Common Shares

Selling shareholders are offering up to 1,664,997 shares of common stock.  The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to trade on the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September__ , 2013.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Summary Information	5

Risk Factors	8

Use Of Proceeds	16

Determination Of Offering Price	16

Dilution	16

Selling Shareholders	17

Plan Of Distribution	26

Legal Proceedings	27

Directors, Executive Officers, Promoters, And Control Persons	27

Security Ownership Of Certain Beneficial Owners And Management	29

Description Of Securities	31

Interest Of Named Experts	34

Disclosure Of Commission Position On Indemnification For Securities Liabilities	34

Description Of Business	34

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	42

Description Of Property

Certain Relationships And Related Transactions	45

Market For Common Equity And Related Stockholder Matters	46

Executive Compensation	48

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	50

Financial Statements	51

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “NutraFuels” the “company,” “we,” “us,” and “our” refer to NutraFuels, Inc., a Florida corporation.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Company Organization

NutraFuels, Inc. (“us”, “we” or “our”) is a Florida corporation formed on April 1, 2010, by Edgar Ward to develop, manufacture and distribute oral spray nutritional and dietary products. Our principal executive office is located at 6601 Lyons Road L 6 Coconut Creek, Florida 33073, and our telephone number is 888-509-8901.

Business

We manufacture and distribute four oral nutritional spray products under the NutraFuels name to wholesale and retail outlets.  Our products are sold at over 2,500 retail locations including Walgreens, Shell, Mobil, Exxon Tiger Mart, Speedys, 7-Eleven, Shop-rite, Tobacco Plus and other convenience stores and truck stops.   We also private label our products to two customers.  Since our inception on April 1, 2010, through June 30, 2013, we generated aggregate revenues of $426,684.

We have a website at http://www.shopnutrafuels.com where retail customers can purchase our products. We have a website at http://www.nutrafuelswhls.com where our wholesale customers can place orders. Information contained in, or accessible through, our website does not constitute part of this prospectus.

During the years ending December 31, 2012, we raised an aggregate of $100,000 from the sale of our common stock. During the year ending December 31, 2012, and six months ending June 30, 2013, we received $100,000 and $225,000, respectively from the issuance of convertible notes. We used the proceeds for working capital.

For the year ended December 31, 2012, and six months ending June 30, 2013, our revenues were $126,576, and $287,085, respectively from the sale of our products. We incurred net losses of $387,748 and $1,015,457, for the year ending December 31, 2012 and the six months ending June 30, 2013, respectively

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

●
The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

●
The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

●	The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

●	The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 20,971,016 shares of common stock outstanding.

Selling shareholders are offering up to 1,664,997 shares of common stock. The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $50,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	For the six months ended June 30 (unaudited)
Statement of Operations	2013	2012

Revenues	$287,085	$66,606
Cost of Revenues	$93,247	$31,955
Gross Profit	$193,838	$34,651
Operating Expense	$1,209,295	$105,590
Other Income (Expenses)	$-	$-
Net loss from Continuing Operation	$(1,015,457)	$(70,939)

Balance Sheet	June 30, 2013	June 30, 2012

Assets	$617,513	23,949
Liabilities	$715,014	44,244
Stockholders' Equity	$(97,501)	-
Members’ Equity	$-	(20,295)
Total Liabilities and Stockholders' Equity	$617,513	23,949

	For the year-ended December 31 (audited)
Statement of Operations	2012	2011

Revenues	$126,576	$13,023
Cost of Revenues	$74,827	$59,115
Gross Profit	$51,749	$(46,092)
Operating Expense	$435,285	$194,512
Other Income (Expenses)	$(4,212)	$4

Net loss from Continuing Operation	$(387,748)	$(240,600)

Balance Sheet
Assets	$248,889	$24,487
Liabilities	$415,993	$33,843
Members’ Equity	$-	$(9,356)
Stockholders' Equity	$(167,104)	$-
Total Liabilities and Stockholders' Equity	$248,889	$24,487

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern as a result of our limited operating history and financial resources, and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We incurred net losses of $240,600 and $387,748, for the years ending December 31, 2011 and 2012, respectively, and a net loss of $1,015,457 for the six months ending June 30, 2013. As a result, our auditor has rendered an opinion that we may be unable to continue as a going concern. Our limited operating history and financial resources raises substantial doubt about our ability to continue as a going concern and our financial statements contain a going concern qualification. Our financial statements do not include adjustments that might result from the outcome of this uncertainty and if we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We are an early stage company with little or no historical performance for you to base an investment decision upon, and we may never become profitable.

We were recently formed in April of 2010. During years ending December 31, 2011 and 2012, we have had revenues of $13,023 and $126,576, respectively and revenues of $287,085 for the six months ending June 30, 2013. Accordingly, we have limited historical performance upon which you may evaluate our prospects for achieving our business objectives and becoming profitable in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us. Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company, and whether we will ever become profitable.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our potential revenues will be negatively impacted.

For the year ended December 31, 2012, and 2011, our revenues were 13,023 and $126,576, respectively and revenues of $287,085 for the six months ending June 30, 2013. Because we have limited revenues and lack historical financial data, including revenue data, our future revenues are unpredictable. Our operating expenses are presently approximately $35,000 per month. After this registration statement is declared effective our operating expenses will be approximately $41,000 per month or $492,000 annually. We will require $35,000 per month or $420,000 over the next twelve months to meet our existing operational costs, which consist of rent, advertising, salaries and other general and administrative expenses and $6,000 to comply with the costs of being an SEC reporting company.

As of June 30, 2013, we had only $49,782 of cash and cash equivalents for our operational needs. If we fail to generate sufficient revenues to meet our monthly operating costs of $41,000 we will not have available cash for our operating needs after approximately one month. Until we generate material operating revenues, we require additional debt or equity funding to continue our operations. We intend to raise additional funds from an offering of our stock in the future; however, this offering may never occur, or if it occurs, we may be unable to raise the required funding. Should we have inadequate funds to conduct our operations, our chief executive officer has indicated that he will provide loans to us, although there is no agreement obligating him to do so. We do not have any plans or specific agreements for new sources of funding and we have no agreements for financing in place.

Expenses required to operate as a public company will reduce funds available to develop our business and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. We anticipate that these costs will be approximately $72,000. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Bulletin Board, or if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTC Bulletin Board. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Our substantial leverage on a consolidated basis could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness.

We are highly leveraged. As of June 30, 2013, our total liabilities were $715,014. Our high degree of leverage could have important consequences for our investors, including: making it more difficult for us to make payments on indebtedness; increasing our vulnerability to general economic and industry conditions; requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness when our indebtedness become due. This reduces our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities; limiting our ability and the ability of our subsidiaries to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged. We may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our indentures relating to outstanding convertible promissory notes. If new indebtedness is added to our current debt levels, the related risks that we face could increase.

Risks Related to Our Business

If the products we sell do not have the healthful effects intended, our business may suffer.

In general, our products sold consist of food, nutritional supplements which are classified in the United States as “dietary supplements” which do not currently require approval from the FDA or other regulatory agencies prior to sale. Although many of the ingredients in such products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, they contain innovative ingredients or combinations of ingredients. Although we believe all of such products and the combinations of ingredients in them are safe when taken as directed by us, there is little long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form. The products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a manufacturer and distributor of products intended for human consumption, we are subject to product liability claims if the use of our products for others is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary and nutrition supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

Our revenues are highly concentrated in two distributors, which account for 95% of our revenues; our revenues could be reduced if any of these distributors reduce their orders from us or they cease using our services.

We receive at least 95% of our revenues from the sales made by our two distributors, McLane Company Inc. and Core-Mark Holding Company. As a result, our revenues are highly concentrated. Should either of these two distributors decrease or cease ordering products from us, our revenues and results of operations will be negatively affected.

Our insurance coverage may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures. There is no assurance that our insurance will be sufficient to cover any claims that are asserted against us. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We believe we are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other nutrition supplement companies. Consumer perception of nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

As our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

If we fail to develop the NutraFuels brand cost-effectively, our business may be adversely affected.

The success of our products marketed under the NutraFuels brand will depend upon the effectiveness of our marketing efforts. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building the brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

The Diet and Nutritional Supplement industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The diet and nutritional supplement industry is highly competitive with respect to price, brand and product recognition and new product introductions. Several of our competitors are larger, more established and possess greater financial, personnel, distribution and other resources. We face competition (1) in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary and nutrition supplements; and (2) in the mass-market distribution channel from manufacturers, major private label manufacturers and others. Private label brands at mass-market chains represent substantial sources of income for these merchants and the mass-market merchants often support their own labels at the expense of other brands. As such, the growth of our brands within food, drug, and general mass-market merchants is highly competitive and uncertain. If we cannot compete effectively, we may not be profitable.

We may experience greater than expected product returns, which might adversely affect our sales and results of operations.

Product returns are a customary part of our business. During the years ending 2011 and 2012, product returns represented less than 1% of our sales. Products may be returned for various reasons, including expiration dates or lack of sufficient sales volume. Any increase in product returns could reduce our results of operations.

A shortage in the supply of key raw materials used by our manufacturer could increase our costs or adversely affect our sales and revenues.

Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of the raw materials used in our products could have a material adverse effect on our business, financial condition and results of operations.

The purchase of many of our products is discretionary, and may be negatively impacted by adverse trends in the general economy and make it more difficult for us to generate revenues.

Our business is affected by general economic conditions since our products are discretionary and we depend, to a significant extent, upon a number of factors relating to discretionary consumer spending. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers' disposable income, business conditions, interest rates, consumer debt levels and availability of credit. Consumer spending on our products may be adversely affected by changes in general economic conditions.

We may not be able to anticipate consumer preferences and trends within the diet and nutritional industry, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in our revenues.

The products sold under our NutraFuels’ brand name must appeal to a broad range of consumers, whose preferences cannot be predicted with certainty and are subject to rapid change. Products sold under the NutraFuels brand name will need to successfully meet constantly changing consumer demands. If our products are not successfully received by retailers and consumers, our business, financial condition, results of operations and prospects may be harmed.

The success of our business depends on our ability to market and advertise the products we sell effectively.

Our ability to establish effective marketing and advertising campaigns is the key to our success. Our advertisements promote our corporate image, our dietary and nutritional products and the pricing of such products. If we are unable to increase awareness of our brands and our products, we may not be able to attract new customers. Our marketing activities may not be successful in promoting the products we sell or pricing strategies or in retaining and increasing our customer base. We cannot assure you that our marketing programs will be adequate to support our future growth, which may result in a material adverse effect on our results of operations.

Because we are subject to numerous laws and regulations we could incur substantial costs.

The manufacture, labeling and distribution of nutritional and dietary products is regulated by various federal, state and local agencies to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to sell our products in the future. The FDA regulates our products to ensure that the products are not adulterated or misbranded.

Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the FTC under the FTCA. In recent years the FTC has initiated numerous investigations of dietary and nutrition supplement products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

Should either of our distributors decrease their orders or stop distributing our products our revenues will be adversely affected.

Our revenues for the year ending December 31, 2012, were highly concentrated in the sales made by two distributors, who together represented 95% of our sales. Should either of these distributors decrease their orders to cease distributing our products, our revenues and results of operation will be adversely affected.

Risks Related To Our Management

Should we lose the services of Edgar Ward, our founder, chief executive officer, president and sole director, our financial condition and proposed expansion may be negatively impacted.

Our future depends on the continued contributions of Edgar Ward, our founder, chief executive officer, president and sole director who would be difficult to replace. The services of Mr. Ward are critical to the management of our business and operations. We do not have an agreement with Mr. Ward obligating him to provide services to us. Additionally, we do not maintain key man life insurance on Mr. Ward. Should we lose the services of Mr. Ward and be unable to replace his services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We will incur additional costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matter and our management has no experience in such matters.

Edgar Ward, our chief executive officer, president and director and Neil Catania our vice president are responsible for managing us, including compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are new to our chief executive officer and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on the one member of our board of directors who is not independent to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors. These functions are performed by our sole director. Because our sole director is not independent, there is a potential conflict between their or our interests and our shareholders’ interests since Edgar Ward, our sole board member is also our chief executive officer and president who will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit committee or independent directors, there may less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Our vice president devotes limited time to our business, which may negatively impact our plan of operations, implementation of our business plan and our potential profitability.

Neil Catania, our vice president currently devotes only 42 hours to our business each month. Our chief executive officer and president, Edgar Ward devotes full time to our business; however, he is under no contractual obligation to do so and in the future he may spend limited time on our business. The limited amount of management time devoted to our business activities in the future may be inadequate to implement our plan of operations and develop a profitable business.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following June 30. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Risks Related to Our Common Stock

Our chief executive officer, president and sole director has voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 20,971,016 shares of common stock outstanding, each entitled to one vote per common share. Our chief executive officer, president and sole director, Edgar Ward holds 1,000 Series A Preferred Shares which provide him with 500,000 votes per share or an aggregate of 5,000,000,000 votes on all matters submitted to our stockholders. As a result, Mr. Ward has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors. Mr. Ward’s control of our voting securities may make it impossible to complete some corporate transactions without his support and may prevent a change in our control. In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Bulletin Board, investors should consider any secondary market for our common shares to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption." This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144. In general, persons holding restricted securities in a Securities & Exchange Commission reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

If in the future we are not required to continue filing reports under Section 15(d) of the 1934 Act, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common shares can no longer be quoted on the OTC Bulletin Board, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common can no longer be quoted on the OTC Bulletin Board, which could reduce the value of your investment. Of course, there is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our common shares continued to be able to be quoted on the OTC Bulletin Board.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 499,990,000 shares of common stock. As of the date of this prospectus, we had 20,971,016 shares of common stock outstanding. Accordingly, we may issue up to an additional 479,018,984 shares of common stock. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock. Additionally, we are authorized to issue 10,000 shares of preferred stock of which 1,000 shares are outstanding. As such, we may issue an additional 9,000 shares of preferred stock. Our board of directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering were arbitrarily determined. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	Our lack of significant revenues
•	Our growth potential
•	The price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or is affiliated with a broker-dealer. All selling security holders may be deemed underwriters. The percentages below are based upon 20,971,016 common shares outstanding.

Name of Beneficial Holder	Number Of Shares Held before the Offering	Percentage owned before the Offering(1)	Number of Shares Being Offered	Number of shares held after Offering assuming all Shares being registered are Sold	Percentage held after offering assuming all shares being registered are sold
Donald Brennick (2)	878,571	4.2%	100,000	778,571	3.7%
Mike Caputo	1,164,000	5.6%	100,000	1,064,000	5.1%
Bernadine Cawley	142,856.68%		100,000	42,856.21%
Craig Hetherington(3)	578,571(3)	2.8%	100,000	478,571	2.3%
James Daniel	727,500	3.5%	100,000	627,500	3.1%
Barbara Ludwig	727,500	3.5%	100,000	627,500	3.1%
Donna & Walter Lundon	600,000	2.9%	100,000	500,000	2.4%
James R. Kushner	71,428.34%		71,428	0	0%
Davis Pallen	371,429	1.8%	100,000	271,429	1.3%
Dennis Poland	669,640	3.2%	100,000	569,640	2.8%
James R. Stuart	71,429.34%		71,429	0	0%
Mike Smyth (4)	727,500(4)	3.5%	100,000	627,500	3.1%
Lee White	2,687,475	13%	100,000	2,587,475	12.6%
Patrick Kilcooley, Sr.(5)	71,428.34%		71,428	0	0%
Patrick Kilcooley, Jr.(5)(6)	71,428(6)	.34%	36,428	35,000	0%
Thomas Noble (7)	71,428.34%		71,428	0	0%
Ann Noble (7)	71,428.34%		71,428	0	0%
Richard Scott Lohan	142,857.68%		100,000	42,857.21%
Joseph Repice	71,428.34%		71,428	0	0%
Total All Shareholders	9,917,896	47.74%	1,699,997	8,252,899	39.2%

[1]	Assuming that all 1,664,997 shares registered hereunder are sold.
[2]
Includes 450,000 shares of our common stock issued on November 12, 2012, in exchange for membership interests; and 428,571 shares of our common stock issued on September 7, 2013, in exchange for a convertible note in with a principal amount of $150,000.

[3]
The number of shares held by Craig Hetherington before the offering includes 142,857 common shares purchased on January 17,2013, 185,714 common shares purchased on May 15, 2013, and 250,000 common shares issued pursuant to an August 26, 2013, note agreement. The amount does not include: (i) common shares issuable at the price of $1.00 per share upon conversion of a June 7, 2013, note with a principal amount of $100,000 and 10% interest per annum; (ii) common shares issuable at the price of $1.00 per share upon conversion of a note with a principal amount of $200,000 and 15% interest per annum; and (iii) 500,000 common shares issuable at the price of $.75 per share upon exercise of warrants.

[4]
The number of shares held by Mike Smyth before the offering includes 727,500 common shares he received as a result of his purchase of membership interests on December 14, 2010 when we were a limited liability company. This amount does not include common shares issuable at the price of $1.00 per share upon conversion of a November 15, 2012, note with a principal amount of $50,000.00 and interest of 10% per annum.

[5]	Patrick Kilcooley Jr. is the adult son of Patrick Kilcooley Sr.
[6]	On July 17, 2013, Patrick Kilcooley, Jr. purchased 42,857 shares at the price of $.35 per share. On September 3, 2013, we issued 28,571 common shares to Patrick Kilcooley for services rendered.
[7]	Thomas and Ann Noble are husband and wife.

Family Relationships Between Selling Shareholders

Patrick Kilcooley Jr. is the adult son of Patrick Kilcooley Sr.  Thomas and Ann Noble are husband and wife.    Apart from these relationships, there are no family relationships among or between the selling shareholders and our officers and directors.

Holders of Record

We have 42 shareholders of record.

Offers and Sales of Securities

On November 26, 2012, we issued 15,000,000 shares of our common stock to 11 accredited investors in exchange for 100% of our membership interests when we converted from a Florida limited liability company into a Florida corporation. Each holder paid cash consideration for their membership interests in 2010 and 2011, on the dates set forth in the first chart below. These issuances are reflected in the first chart below with the heading “2010-2011 Membership Interest Offering”.

During the year ending December 31, 2012, and through the date of this prospectus, we sold 1,442,454 shares of our common shares to 12 accredited investors who paid cash consideration for their shares. These shares are reflected in the second chart below with the heading “2012-2013 Common Stock Offering”.

During the year ending December 31, 2012, and the date of this prospectus, we issued 6 notes with an aggregate amount of $710,000 to 4 accredited investors. On September 10, 2013, one holder converted a note in the amount of $150,000 into 428,571 shares of our common stock. These convertible notes are reflected in the third chart below with the heading, “Convertible Note Offering”.

During the year ended December 31, 2012 and through the date of this prospectus, we issued 3,849,991 of our common shares for services. The shares issued for services are reflected in the fourth chart below with the heading, “Common Shares Issued for Services”.

We are registering up to 100,000 common shares for each selling shareholder who paid cash consideration for their shares. We are not registering common shares held by our officers or directors or shares issued for services.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities below. We believe that Section 4(2) was available because:

●	None of these issuances involved underwriters, underwriting discounts or commissions.
●	Restrictive legends were and will be placed on all certificates issued as described above.
●	The distribution did not involve general solicitation or advertising.
●	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the foregoing transactions, we provided the following to all investors:

●	Access to all our books and records.
●	Access to all material contracts and documents relating to our operations.
●	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

All securities in the charts below were offered and sold by Edgar Ward, our Chief Executive Officer and sole Director.

2011 Membership Interest Offering
Name of Shareholder	How Shareholder Known At Time Of Investment	Investment Date	Membership Interests Purchased	Number of Common Shares Exchanged for Membership Interests(1)	Total Consideration Received From Shareholder	How Paid
Edgar Ward (1)	Officer, Director and Founder,	4/1/2010	30.7%	4,607,100	$60,000 (1)	Check
Lee White(1)	Pre-existing relationship with Edgar Ward	4/1/2010	17.9%	2,687,475	$60,000(1)	Check
Dennis Poland (1)	Pre-existing relationship with Edgar Ward	4/1/2010	2.5%	383,925	$60,000(1)	Check
Davis Pallen	Pre-existing relationship with Edgar Ward	1/11/2011	2%	300,000	$20,000	Check
Neil Cantania	Neil Cantania	10/13/2010	17.5%	2,625,000	$50,000	Check
Donald Brennick	Pre-existing relationship with Edgar Ward	9/30/2011	3%	450,000	$50,000	Check
Mike Caputo	Pre-existing relationship with Edgar Ward	5/12/2011	7.76%	1,164,000	$50,000	Check
Mike Smyth	Pre-existing relationship with Edgar Ward	12/14/2010	4.85%	727,500	$25,000	Check
James Daniel	Pre-existing relationship with Edgar Ward	10/10/2011	4.85%	727,500	$25,000	Check
Barbara Ludwig	Pre-existing relationship with Edgar Ward	10/10/2011	4.85%	727,500	$25,000	Check
Donna & Walter Lundon	Pre-existing relationship with Edgar Ward	11/21/2011	4%	600,000	$100,000	Check
TOTAL			100%	15,000,000	$525,000

(1) April 1, 2010, we sold 55.19% of our interests to Noctunus, LLC, in exchange for $60,000. Noctunus LLC is a Florida limited liability company 60% owned by our Chief Executive Officer and Director, Edgar Ward, 35% owned by Lee White and 5% owned by Dennis Poland.  On November 26, 2012, the interests held by Edgar Ward were converted into 4,607,100 of our common shares, the interests held by Lee White were converted into 2,687,475 of our common shares and the interests held by Dennis Poland were converted into 383,925 of our common shares.

2012-2013 Common Stock Offering
	How Shareholder Known At Time Of Investment	Investment Date	Amount of Common Stock Sold	Price per common Share	Aggregate Investment	How Investment Was Made
Bernadine Cawley	Pre-existing relationship with Edgar Ward	4/11/2013 6/21/2013	71,428 71,428	$.35 $.35	$25,000 $25,000	Check Check
Craig Hetherington	Pre-existing relationship with Edgar Ward	1/17/2013 5/13/2013	142,857 185,714	$.35 $.27	50,000 $50,000	Check Check
James R. Kushner	Pre-existing relationship with Edgar Ward	3/5/2013	71,428	$.35	$25,000	Check
Davis Pallen	Pre-existing relationship with Edgar Ward	1/9/2013	71,429	$.35	$25,000	Check
Dennis Poland	Pre-existing relationship with Edgar Ward	12/5/2012	285,715	$.35	$100,000	Check
James R. Stuart	Pre-existing relationship with Edgar Ward	1/14/2013	71,429	$.35	$25,000	Check
Patrick Kilcooley, Sr.	Pre-existing relationship with Edgar Ward	7/8/2013	71,428	$.35	$25,000	Check
Patrick Kilcooley, Jr.	Pre-existing relationship with Edgar Ward	7/17/2013	42,857	$.35	$15,000	Check
Thomas Noble	Pre-existing relationship with Edgar Ward	7/11/2013	71,428	$.35	$25,000	Check
Ann Noble	Pre-existing relationship with Edgar Ward	7/2/2013	71,428	$.35	$25,000	Check
Richard Scott Lohan	Pre-existing relationship with Edgar Ward	7/13/2013	142,457	$.35	$50,000	Check
Joseph Repice	Pre-existing relationship with Edgar Ward	7/9/2013	71,428	$.35	$25,000	Check
TOTAL			1,442,454		$490,000

2012 and 2013 Convertible Note Offering
Name of Lender	How Shareholder Known At Time Of Investment	Date of Note Investment	Principal	Interest	Conversion Price Per Common Share	Shares Received Upon Conversion Of Note	Maturity Date	How Paid
Mike Smyth(1)	Pre-existing relationship with Edgar Ward	11/15/12	$50,000	10%	$1.00	N/A	11/15/2014	Check
Donald Brennick(2)	Pre-existing relationship with Edgar Ward	11/15/12	$150,000	10%	$ .35	428,571	N/A(1)	Check
Neil Catania(3)	Vice-President	11/20/12	$160,000	10%	$1.00	N/A	11/15/2014	Check
Neil Catania(4)	Vice-President	2/15/12	$50,000	10%	$1.00	N/A	5/15/2014	Check
Craig Hetherington(5)	Pre-existing relationship with Edgar Ward	6/7/13	$100,000	10%	$1.00	N/A	June 1, 2014	Check
Craig Hetherington(6)	Pre-existing relationship with Edgar Ward	8/26/13	$200,000	15%	$1.00	N/A	August 26, 2014	Check
TOTAL			$710,000			428,571

(1) On February 15th 2012, we entered into a convertible note with Mike Smyth with an aggregate principal and interest outstanding of $50,000.00 which bears interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common shares in an offering registered with the Securities and Exchange Commission. . On September 7, 2013, the note was amended to (i) extend the repayment date to November 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share.

(2) On November 15, 2012, we entered into a convertible note agreement with Donald Brennick with a principal amount of $150,000.00. The note was originally convertible at the most recent price we offered or sold common shares in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to allow for conversion at the price of $.35 per share. On September 12, 2013, Mr. Brennick converted the amounts outstanding into an aggregate of 428,571 shares of our common stock.

(3) One November 20, 2012, we entered into a note agreement with Neil Catania with a principal amount of $160,000., bearing interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common shares in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to (i) extend the repayment date to November 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share.

(4) On February 15, 2012, we entered into a note agreement with Neil Catania with a principal amount of $50,000. The note bears interest at the rate of 10% per annum. The note had originally had a due date of February 15, 2014 and was convertible at the most recent price we offered or sold common shares in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to (i) extend the repayment date to May 15, 2014 and (ii) allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share.

(5) On June 7, 2013, we entered into a convertible note with Craig Hetherington in the principal amount of $100,000 which bears interest at the rate of 10% per annum. At the option of Mr. Hetherington, the outstanding principal and interest due under the note may be converted into shares of our common stock at the price of $1.00 per share. The note had originally had a due date of June 1, 2014 and was convertible at the most recent price we offered or sold common shares in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. The note is due on June 1, 2014.

(6) On August 26, 2013, we entered into a note agreement with Craig Hetherington with a principal amount of $200,000. The note bears interest at the rate of 15% per annum and is due on August 26, 2014. Under the terms of the note, Mr. Hetherington received 250,000 common shares and 500,000 common stock purchase warrants. The warrants are exercisable at the price of $.75 per share at any time prior to August 26, 2015.

Shares Issued For Services
Name	Relationship to Issuer	Date of Issuance	Number of Shares	Description of Service/Consideration
Edgar Ward	Founder, Officer Director	5/17/2013 9/3/2013	714,285 1,000,000	Services
Neil Catania	Pre-existing relationshipwith Edgar Ward	5/17/2013 9/3/2013	428,571 350,000	Services
Swen Paul Swenson	Pre-existing relationship with Edgar Ward	5/17/2013	17,142	Services
James Varga III(1)	Pre-existing relationship with Edgar Ward	5/17/2013	71,428	Services
Bridget Varga(1)	Pre-existing relationship with Edgar Ward	5/17/2013	14,285	Services
Shands Michael Pemberton	Pre-existing relationship with Edgar Ward	5/17/2013	14,285	Services
Jesse Kleinstein	Pre-existing relationship with Edgar Ward	5/17/2013 9/1/2013	285,714 100,000	Services
Bethany Vose	Pre-existing relationship with Edgar Ward	5/17/2013	28,571	Services
Aero Tech Labs, Inc.(2)	Pre-existing relationship with Edgar Ward	5/17/2013	17,142	Rent
Robert Gorgia	Pre-existing relationship with Edgar Ward	5/17/2013	100,000	Services
Zachary Trimble	Pre-existing relationship with Edgar Ward	5/17/2013	42,857	Services
Domenic Mucciacciaro	Pre-existing relationship with Edgar Ward	5/17/2013	14,285	Services
Daniel Ryan	Pre-existing relationship with Edgar Ward	5/17/2012 9/4/2013	14,285 42,857	Services
Royal Palm Consulting LLC(3)	Pre-existing relationship with Edgar Ward	5/17/2013	25,000	Services rendered by Joseph Babiak
Richard Callipari	Pre-existing relationship with Edgar Ward	5/17/2013	71,428	Services
Tola Sales Group, LLC(4)	Pre-existing relationship with Edgar Ward	12/1/2012	30,000	Services rendered by Daniel Harris.
Clinical Consultant Assistant Inc.(5)	Pre-existing relationship with Edgar Ward	5/17/2013	14,285	Services rendered by Keith Foulis.
Hamilton and Associates Law Group P.A.(6)	Attorney for Issuer	11/1/2012 5/1/2013	200,000 100,000	Services rendered by Brenda Hamilton
Donna Prestine Henry	Pre-existing relationship with Edgar Ward	9/1/2013	50,000	Services
Nicholas Ward	Pre-existing relationship with Edgar Ward	6/1/2013	25,000	Services
John Hampton	Pre-existing relationship with Edgar Ward	7/1/ 2013	50,000	Services
Patrick Kilcooley, Jr.	Pre-existing relationship with Edgar Ward	12/22/2013	28,571	Services
TOTAL			3,849,991	Services

[1]	James Varga III and Bridget Varga are husband and wife.
[2]	Aero Tech Labs LLC is a Florida limited liability company controlled by Scott Hofmann.
[3]	Royal Palm Consulting Service, LLC is a Delaware limited liability company controlled by Joseph Babiak.
[4]	Tola Sales Group LLC is a Texas limited liability company controlled by Daniel Harris.
[5]	Clinical Consultant Assistant Inc. is a Florida corporation controlled by Keith Foulis.
[6]	Hamilton and Associates is a Florida professional association controlled by Brenda Hamilton.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCBB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,664,997 shares of common stock. The selling shareholders will offer their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this prospectus will be sold by the selling shareholders. Selling shareholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter bulletin board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office are required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

Edgar Ward	41	Chief Executive Officer, President, Director

Neil Catania	50	Vice President

Edgar Ward, Chief Executive Officer, President And Director

From April 1, 2010 to present, Edgar Ward has served as our chief executive officer, president and director. From January 1, 2008, until June 30, 2010, Mr. Ward was CEO at SkyRockit Records.

Mr. Ward’s services to us include day to day operations of our manufacturing facility and management of our company.

As our chief executive officer, president and director Mr. Ward brings his experience in managing our day to day operations.

Neil Catania, Vice President

Neil Catania became our vice president on November 20, 2012. From May 2004 until Present, Neil Catania has been the chief executive officer of MND LLC, a financial services company located in New York.

Mr. Catania’s services to us include assisting Mr. Ward with our day to day operations. Neil Catania holds Series 7, Series 63, Series 24 and Series 55 licenses from the Financial Industry Regulatory Authority (“FINRA”).

As our Vice-President Mr. Catania brings his experience in financial services and executive management to our day to day operations.

Family Relationships and Other Matters

Nicholas Ward, the holder of 25,000 shares and Zachary Trimble the holder of 42,857 common shares are the adult sons of our chief executive officer and sole director, Edgar Ward. We are not registering shares on behalf of Nicholas Ward or Zachary Trimble who received their shares for services. Apart from these relationships, there are no family relationships between any of our shareholders and our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or

●	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

We have one member of our board of directors, Edgar Ward who serves as our chief executive officer and majority shareholder. We have no directors who are not “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by Written Action rather than formal meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The business address of the shareholders is 6601 Lyons Road, L 6 Coconut Creek, FL 33073.

Title of Class	Position	Amount Beneficial Ownership(1)	Direct Ownership	Indirect Ownership	Percent of Class

COMMON	Edgar Ward (2) Chief Executive Officer Director	6,321,385	6,321,385	0	30%
COMMON	Neil Catania (3) Vice-President	3,403,571	3,403,571	0	16.22%
COMMON	Mike Caputo (4)	1,164,000	1,164,000	0	5.5%
COMMON	Lee White (5)	2,687,475	2,687,475	0	12.8%
COMMON	Craig Hetherington(6)	1,378,571	1,378,571	0	6.5%
COMMON	All officers and directors as a Group (2 persons)	9,724,956	9,724,956	0

(1)	This table is based upon information derived from our stock records. Applicable percentages are based upon 20,721,016 shares of common stock outstanding as of the date of this Prospectus.

(2)
On November 26, 2012, we issued 4,607,100 shares of our common stock to Edgar Ward in exchange for membership interests when we converted from a Florida limited liability company to a Florida corporation. On May 17, 2013, we issued 714,285 shares and on September 3, 2013, we issued 1,000,000 shares to Edgar Ward for services rendered which we valued at $.35 per share. On November 26, 2012, we issued 1000 shares of our non-convertible Series A Preferred Shares to Mr. Ward which entitle him to 500,000 votes per share on all matters submitted to our common stockholders.

(3)
On October 13, 2010, we sold 5% of our membership interests and on August 18, 2010, we sold 11.5% membership interests to Neil Catania in exchange for payment of $50,000. On November 26, 2012, Mr. Catania exchanged his 16.5% membership interests for 2,625,000 of our common shares when we converted from a limited liability company to a corporation. On May 17, 2013, we issued 428,571 shares and on September 3, 2013, we issued an additional 350,000 common shares to Neil Catania which we valued at $.35 per share, for services rendered from January 1, 2013 through June 30, 2013. On February 20, 2012, we entered into a note agreement with Neil Catania with a principal amount of $160,000. The note bears interest at the rate of 10% per annum. The note is due on November 15, 2014. This amount is convertible into our common shares at the price of $1.00 per share. On November 15, 2012, we entered into a note agreement with Neil Catania with a principal amount of $50,000. The note bears interest at the rate of 10% per annum. The note is due on May 15, 2014. The note is convertible into our common shares at the price of $1.00 per share. As of June 30, 2013, the notes had $169,701 of principal and interest outstanding.

(4)	On November 26, 2012, Mike Caputo received 1,164,000 of our common shares in exchange for membership interests when we converted from a Florida limited liability company to a Florida corporation.

(5)
On November 26, 2012, Lee White received 2,687,475 of our common shares in exchange for outstanding membership interests when we converted from a Florida limited liability company to a Florida corporation.

(6)
The amount held by Craig Hetherington includes (i) 100,000 shares issuable upon conversion of a June 7, 2013, convertible note in the principal amount of $100,000; (ii) 200,000 shares issuable upon conversion of an August 26, 2013, note agreement (iii) 250,000 common shares issued pursuant to the August 26, 2013, note agreement; 500,000 common stock purchase warrants issued pursuant to the August 26, 2013, note agreement; 142,857 common shares issued to Craig Hetherington on January 17, 2013, in exchange for $50,000; and 185,714 common shares issued to Craig Hetherington on May 17, 2013, in exchange for $50,000. We are registering 100,000 of our common shares for Mr. Hetherington who beneficially holds more than 5% of our common shares.

We are not registering shares held by our officers and directors. The chart above is based upon 20,971,016 shares outstanding. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table are subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 499,990,000 shares of common stock, $.0001 par value per share, and 10,000 shares of preferred stock. As of the date of this prospectus there are 20,971,016 shares of our common stock issued and outstanding held by 42 stockholders of record, and 1,000 shares of preferred stock outstanding held by one holder, Edgar Ward, our chief executive officer, president and sole director.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders. The shareholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors. The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our Series A Preferred Shares described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock. Any future disposition of dividends will be at the discretion of our Board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. We have no present plans for future cash or stock dividends. We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights. All outstanding shares of our common stock are, and the common stock to be issued upon completion of the Offering upon issuance will be validly issued, fully paid and non-assessable.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 10,000 shares of preferred stock with a par value of $.0001 per share. We have designated 1,000 shares of our preferred stock as Series A Shares. All outstanding Series A Preferred Shares are validly issued, fully paid and non-assessable.

The Series A Shares have the following rights and preferences:

●	Each one (1) share is entitled to 500,000 votes per share on all matters submitted to our common stockholders.
●	The Series A Shares are not convertible into common shares;
●	The holders of the Series A Shares are not entitled to receive dividends or any distribution upon our liquidation or dissolution;
●	The holders of the Series A Shares cannot assign or sell the shares; and
●	The Series A Shares are redeemable in whole by us for the price of $1000 at the option of the holder.

So long as any of the Series A Shares are outstanding, we cannot take the following actions without the consent of the holders of 100% of the Series A Shares: amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation or Bylaws; or create, authorize or issue any class, series or shares of any class of capital stock. The rights and preferences of the Series A Share cannot be amended without the consent of 100% of the holders of the Series A Shares.

As of the date of this Prospectus, we had 1000 Series A shares outstanding which are held by Edgar Ward, our chief executive officer, president and sole director. The 1000 shares held by Mr. Ward entitle him to 500,000,000 votes per share on all matters submitted to our stockholders.

Our board of directors may designate the authorized but unissued shares of the Preferred Stock with such rights and privileges as the board of directors may determine subject to the rights granted to the holders of the Series A Shares as described above. As such, our board of directors may issue an additional 9,000 preferred shares and designate conversion, voting and other rights and preferences without notice to our shareholders and without shareholder approval if it obtains the consent of Mr. Ward.

Convertible Securities

On November 15, 2012 and February 15, 2012, we entered into note agreements with Neil Catania with a principal amount of $160,000 and $50,000, respectively, bearing interest at the rate of 10% per annum. The notes had originally had due dates of November 15, 2013 and November 15, 2014, respectively. The notes were convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the notes were amended to (i) extend the repayment date to November 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. As of June 30, 2013, the notes had $169,701 of principal and interest outstanding.

On November 15, 2012, we entered into a convertible note with Mike Smyth with an aggregate principal and interest outstanding of $50,000 which bears interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. . On September 7, 2013, the note was amended to (i) extend the repayment date to November 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. As of June 30 2013, the note had $53,130 of principal and interest outstanding.

On November 15, 2012, we entered into a convertible note agreement with Donald Brennick with a principal amount of $150,000. The note was originally convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. As of June 30, 2013, the note had $159,390 of principal and interest outstanding. On September 12, 2013, Mr. Brennick converted the amounts outstanding into an aggregate of 428,571 common shares.

On June 7, 2013, we entered into a convertible note with Craig Hetherington in the principal amount of $100,000 which bears interest at the rate of 10% per annum. At the option of Mr. Hetherington, the outstanding principal and interest due under the note may be converted into shares of our common stock at the price of $1.00 per share. The note had originally had a due date of June 1, 2014 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. The note is due on June 1, 2014. As of June 30, 2013, the note had $100,630 of principal and interest outstanding.

On August 26, 2013, we entered into a note agreement with Craig Hetherington with a principal amount of $200,000. The note bears interest at the rate of 15% per annum and is due on August 26, 2014. Under the terms of the note, Mr. Hetherington received 250,000 common shares and 500,000 common stock purchase warrants. The warrants are exercisable at the price of $.75 per share at any time prior to August 26, 2015.

Florida Anti-Takeover Laws

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
●
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

INTEREST OF NAMED EXPERTS

The financial statements for the periods ending December 31, 2011 and 2012, respectively included in this prospectus have been audited by Malone Bailey, LLP independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, PA. Brenda Hamilton, principal of Hamilton & Associates Law Group, P.A. owns 300,000 shares of our common stock, none of which are being registered in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

We were formed as a limited liability company in the state of Florida on April 1, 2010, to engage in the development and distribution of nutritional and dietary oral spray products. On December 3, 2012, we converted from a Limited Liability Company to a Florida Corporation.

Our principal executive office is located at 6601 Lyons Road L 6 Coconut Creek, Florida 33073, and our telephone number is 888-509-8901. Information contained in, or accessible through, our website does not constitute part of this prospectus.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

During the years ending December 31, 2011 and 2012, we raised an aggregate of $100,000 from the sale of our common stock. During the year ending December 31, 2012, and six months ending June 30, 2013, we received $100,000 and $225,000, respectively from the sale of convertible notes. We used the proceeds of these offerings for working capital.

For the year ended December 31, 2012, and six months ending June 30, 2013, our revenues were $126,576, and $287,085, respectively. We incurred net losses of $387,748 and $1,015,457 for the year ending December 31, 2012 and six months ending June 30, 2013.

Our Business

We manufacture and distribute four oral spray nutritional and dietary products to retail and wholesale outlets. Our oral spray products are designed to provide faster and more efficient absorption than capsules or liquid formulas. Each product we offer is based upon the research of Edgar Ward, our chief executive officer who consults with a biochemist as needed. Our products are and in the future will continue to be identified by Mr. Ward based upon suggestions from our customers, and from industry and market research he conducts on an ongoing basis. We do not employ medical professionals and our management does not have experience in the healthcare industry or in the treatment of disease. Our products have not been confirmed in any respect by the U.S. Food and Drug Administration or any other governmental agency, and may not produce the results intended.

Our products are sold at over 2,500 retail locations including Walgreens, Shell, Mobil, Exxon Tiger Mart, Speedys, 7-Eleven, Shop rite Tobacco Plus and other convenience stores and truck stops.

All of our products are manufactured at our facility in Coconut Creek, Florida. We obtain all raw materials and ingredients for our products from third party suppliers. For all orders, we manufacture, package, label and ship the product to the customer.

Our website at http://www.shopnutrafuels.com allows retail customers to purchase our products on the internet. Our website at http://www.nutrafuelswhls.com is used by our wholesale customers to place orders. Information contained in, or accessible through, our website does not constitute part of this prospectus.

Our distribution strategy includes selling to retailers, distributors, private label customers and consumers through our retail website.

Our Products

NutraFuels Sleep Spray

Our Sleep Spray contains Melatonin, GABA and Valerian Root. NutraFuels Sleep Spray is designed to support a healthy sleep cycle and improve the quality of restful sleep. The retail price of our Sleep Spray is $3.99 per .25 ounce.

NutraFuels Energize Spray

Our Energize Spray contains B complex, B-12. NutraFuels Energize Spray is designed to increase energy and restore vigor and vitality. The retail price of our Energize Spray is $3.99 per .25 ounce.

NutraFuels Body Slim Spray

Our Body Slim Spray contains Raspberry Ketones. NutraFuels Body Slim Spray is designed to suppress the appetite and boost metabolism. The retail price of our Body Slim Spray is $3.99 per .25 ounce.

NRG-X Extreme Energy Spray

Our NRG-X Extreme Energy Spray contains B complex Vitamins, B-12 and caffeine. NutraFuels NRG-X Extreme Energy Spray is designed to increase energy and stamina. The retail price of our NRG-X Extreme Spray is $3.99 per .25 ounce.

Private Label Customers

Nutra Evolution, TapouT Product Line

On July 25, 2013 we entered into an agreement with Nutra Evolution whereby we were granted a license to market nutritional supplements under the TapouT XT name to retail locations within the United States. We are required to pay a royalty fee to Nutra Evolution of 12.5% of net sales which is payable on the 20th day of each month for the preceding month. The agreement provides us with an initial test period of six months to distribute the product. Thirty days prior to the expiration of this period, we must provide notice to Nutra Evolution that we extend the license for an additional four year period and pay $250,000 for the extension. At the expiration of this four year period, we may extend the license for three (3) consecutive three (3) year terms we paid $1,000,000 in royalties to Nutra Evolution for each year. In the event, there is a deficiency in annual royalty payments we pay to Nutra Evolution, we have a ten day period to cure any deficiency.

Agreement with AMS Health Sciences LLC

On July 23, 2013, we entered into an agreement with AMS Heath Sciences (“AMS”) whereby we granted AMS a worldwide license and distribution rights to sell and market our oral sleep spray under its private ABS/Saba label. One half of each order is due upon purchase and the balance is due upon delivery of the product to AMS’s warehouse in Oklahoma. The agreement has a term of five years.

Distribution

We sell our products through two national distributors, McLane Company Inc. and Core-Mark Holding Company, Inc. who resell our products to retail locations.

We package and label all products we manufacture. We presently sell our products directly to retailers, two distributors, two private label customers and consumers through our website. Our customers order our products from us on an as needed basis. We do not have agreements with our customers requiring them to purchase any minimum amount of product and they have no obligation to purchase product from us. We store inventory at our manufacturing facility. Upon receiving orders for products not in inventory we manufacture, package and label the product. We ship the product ordered within 30 days to retail customers and within 3 weeks to distributors. All orders are shipped by freight delivery.

Website Sales

Our retail website at www.ShopNutraFuels.com is optimized with popular keywords, phrases and descriptive meta-tags to increase our visibility on keyword search page results and drive customers to our website. We utilize top search engines (e.g. Yahoo, Google and Bing) to conduct PPC (“pay per click”) campaigns to obtain prominent page placement by purchasing targeted “keywords” to increase traffic and order volume. Website orders are paid for upon order. Website orders accounted for 3.67% of our revenues in 2012, respectively. Once an order is placed though our website, it is processed and delivered from our manufacturing facility to the customer using the shipping method selected at the customer’s expense.

Delivery

For orders placed by our distributors, we deliver the product to their distribution warehouses and for orders placed by our retailers we deliver the product directly to the store from inventory we store at our manufacturing facility.

After an order is placed for our products, we ship the product from our manufacturing facility to the customer using freight trucking companies. Shipment costs are included in our wholesale prices to our distributors, private label customer and retailers. Customers placing orders on our website pay for the shipping costs of the product they order.

Product Quality

In developing our products, we required:

•
ingredients that are supported with a certificate of analysis, publicly available scientific research and references which our chief executive officer reviewed with a chemist who developed our final products;

•	ingredients that are combined so that their effectiveness is not impaired;

•	ingredients that are in dosage levels that fall within tolerable upper intake levels established for healthy people by the Institute of Medicine of the National Academies;

•
products do not contain any substances banned by major sporting organizations such as the World Anti-Doping Agent, or WADA, NFL or MLB, or adulterated ingredients such as ephedra, androstenedione, aspartame, steroids or human growth hormones; and

•	formulations that have a minimum one-year shelf life.

Marketing Strategy

Our core marketing strategy is to brand our “Fuels Your Life” brand for those seeking to improve the quality of life through dietary supplementation. We believe that our marketing mix of TV, print, radio, billboards and in store event promotions providing coupons along with sample products for our retail resellers to use is an optimal strategy to increase sales.

Dependence on One or A Few Customers

During the year ending December 31, 2012, we received approximately 95% of our revenues from sales made by our two distributors, McLane Company Inc. and Core-Mark Holding Company. As a result, our revenues are highly concentrated. Should either of these two distributors decrease or cease ordering products from us, our revenues and results of operations will be negatively affected.

Return and Refund Policy

We will exchange any product found to be defective. A written exchange request must be submitted when a customer returns defective or damaged product. Purchasers can apply for refund in full amount of purchased products within 10 days of purchase. If the purchasers are not satisfied with our products for any reason, they can return products and request for an exchange. All shipping fees for product exchanges or returns must be paid by purchaser. Historically, product returns as a percentage of our net sales have been nominal. For years ending 2011 and 2012, we received product returns of less than 1% of our sales.

Patents and Trademarks

We received federal trademark registration for the expression “Spray your way to a healthier day!” that we use or intend to use to distinguish ourselves from others. All trademark registrations are protected for an initial period of five years and then are renewable after five years if still in use and every 10 years thereafter.

We hold the following trade names from the U.S. Patent and Trademark office:

●	NRG-X Spray
●	Micro-Blast Body Slim
●	Micro-Blast
●	Body Slim
●	Spray your way to a healthier day!
●	NUTRA FUELS

Employees
Full-time Employees

We have a total of 5 full-time employees as follows:

●	Our chief executive officer and president, Edgar Ward oversees our day to day operations and manufacturing facility;
●	Two full time employees who assist in our manufacturing facility;
●	One employee who provides sales services; and
●	One employee who provides clerical services.

Part-time Employees

Neal Catania, our vice president oversees marketing and distribution of our products and provides us with approximately 42 hours per month of services. We also use the services of 10 part time employees who assist in manufacturing and packaging.

None of our employees are employed under a collective bargaining agreement. We believe we have an excellent relationship with our employees and independent contractors.

Manufacturing

Our manufacturing process generally consists of the following operations: (i) sourcing ingredients for products, (ii) warehousing raw ingredients, (iii) measuring ingredients for inclusion in products, and (iv) blending using automatic equipment. The next step, bottling and packaging, involves filling, capping, coding, labeling and placing the product in packaging with appropriate tamper-evident features then sending the packaged product to our customers.

We manufacture, package, label and store our products at our facility in Coconut Creek, Florida. We manufacture 100% of our products.  By manufacturing our own products, we believe that we maintain better control over product quality and availability while also reducing production costs.

The FDA requires companies manufacturing homeopathic medicines to have their facilities certified as Good Manufacturing Practices ("GMPs").   Our manufacturing facility has been fully compliant with its GMP certification. Our quality control program seeks to ensure the superior quality of our products and that they are manufactured in accordance with current GMP.  Our processing methods are monitored closely to ensure that only quality ingredients are used and to ensure product purity. Periodically, we retain the services of outside GMP audit firms to assist in our efforts to comply with GMPs.  In 2012, we used the services of ASI Food Safety Consultants, Inc., a GMP audit firm to assist us with our GMP compliance.

Sources and Availability of Raw Materials

Raw materials used by us are available from a variety of suppliers. We maintain a good relationship with our suppliers and do not anticipate that any of our suppliers will terminate their relationship with us in the near term. We have ongoing relationships with secondary and tertiary suppliers. In the event, we are unable to obtain any of our raw materials from our suppliers, we believe that we could obtain alternative sources of any raw materials from other suppliers, We do not have contracts with our suppliers and we order our raw materials on an as-needed basis. We have not experienced any material adverse effect on our business as a result of shortages of raw materials or packaging materials used in the manufacturing of our products. An unexpected interruption or a shortage in supply of raw materials could adversely affect our business derived from these products.

Backlog of Orders

We have no backlog of orders.

Seasonal Aspect of our Business

Our other products are not affected by seasonal factors.

Status of any Publicly Announced New Product or Service

We do not have any publicly announced new product or service.

Competitive Business Conditions

The nutritional and dietary supplement industries are highly competitive. Nutritional supplements include vitamins, minerals, dietary supplements, herbs, botanicals and compounds derived therefrom. Numerous manufacturers and distributors compete with us for customers throughout the United States in the packaged nutritional supplement industry selling products to retailers such as mass merchandisers, drug store chains, independent pharmacies and health food stores. We are also vulnerable to competition from companies that can purchase similar products to ours and private label them with their own brand name.

Many of our indirect competitors are substantially larger have more experience than us, longer operating histories, and have materially greater financial and other resources than us.

Costs and Effects of Compliance with Environmental Laws

We are in a business that involves the use of raw materials in a manufacturing process however, it is unlike that such materials are likely to result in the violation of any existing environmental rules and/or regulations. Further, we do not own any real property that could lead to liability as a landowner. Therefore, we do not anticipate that there will be any material costs associated with compliance with environmental laws and regulations.

Government Approvals

We are not required to obtain governmental approval of our products.

Product Liability

We have product liability insurance for our manufacturing activities and products in the amount of $500,000. Product liability claims may result in significant legal costs related to our defense of such actions if the amounts exceed our product liability insurance coverage. The design, development, and manufacture of products for human consumption involves an inherent risk of product liability claims and corresponding damage to our brand name reputation, including claims of product failure or harm caused by our products. As such, any product liability claim could negatively affect our business.

Government Regulation

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale (hereafter, "sale" or "sold" may be used to signify all of these activities) of our products are subject to regulation by one or more federal agencies, principally the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC"), and to a lesser extent the Consumer Product Safety Commission ("CPSC"), the United States Department of Agriculture and the Environmental Protection Agency. Our activities are also regulated by various governmental agencies for the states and localities in which our products are sold, as well as by governmental agencies in certain countries outside the United States in which our products are sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims made with respect to a product's ability to provide health-related benefits. Specifically, the FDA, under the Federal Food, Drug, and Cosmetic Act ("FDCA"), regulates the formulation, manufacturing, packaging, labeling, distribution and sale of food, including dietary supplements, and over-the-counter drugs. The FTC regulates the advertising of these products. The National Advertising Division ("NAD") of the Council of Better Business Bureaus oversees an industry-sponsored, self-regulatory system that permits competitors to resolve disputes over advertising claims. The NAD has no enforcement authority of its own, but may refer matters that appear to violate the Federal Trade Commission Act or the FDCA to the FTC or the FDA for further action, as appropriate.

Federal agencies, primarily the FDA and the FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing warning letters and cease-and-desist orders, requiring corrective labeling or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizures, imposing civil penalties, or commencing criminal prosecution. In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the food, dietary supplement and over-the-counter drug industries, including the imposition of civil penalties in the millions of dollars against a few industry participants.

The Dietary Supplement Health and Education Act ("DSHEA") was enacted in 1994, amending the FDCA. We believe DSHEA is generally favorable to consumers and to the dietary supplement industry. DSHEA establishes a statutory class of "dietary supplements," which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. Dietary ingredients marketed in the United States before October 15, 1994 may be marketed without the submission of a "new dietary ingredient" ("NDI") premarket notification to the FDA. Dietary ingredients not marketed in the United States before October 15, 1994 may require the submission, at least 75 days before marketing, of an NDI notification containing information establishing that the ingredient is reasonably expected to be safe for its intended use. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as "food additives" and allows the use of statements of nutritional support on product labels and in labeling. The FDA has issued final regulations under DSHEA and has issued draft guidance on NDI notification requirements. Further guidance and regulations are expected. Several bills to amend DSHEA in ways that would make this law less favorable to consumers and industry have been proposed in Congress.

The Nutrition Labeling and Education Act of 1990 ("NLEA”) amended the FDCA to establish additional requirements for ingredient and nutrition labeling and labeling claims for foods. If the NLEA labeling requirements change at a future time, we may need to revise our product labeling. Most of our products are classified as dietary supplements.

The FDA issued a Final Rule on GMPs for dietary supplements on June 22, 2007. The GMPs cover manufacturers and holders of finished dietary supplement products, including dietary supplement products manufactured outside the United States that are imported for sale into the United States. Among other things, the new GMPs: (a) require identity testing on all incoming dietary ingredients, (b) call for a "scientifically valid system" for ensuring finished products meet all specifications, (c) include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures and (d) require extensive recordkeeping. We have reviewed the GMPs and have taken steps to ensure compliance. While we believe we are in compliance, there can be no assurance that our operations or those of our suppliers will be in compliance in all respects at all times. Additionally, there is a potential risk of increased audits as the FDA and other regulators seek to ensure compliance with the GMP’s.

On December 22, 2006, Congress passed the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which went into effect on December 22, 2007. The law requires, among other things, that companies that manufacture or distribute nonprescription drugs or dietary supplements report serious adverse events allegedly associated with their products to the FDA and institute recordkeeping requirements for all adverse events (serious and non-serious). There is a risk that consumers, the press and government regulators could misinterpret reported serious adverse events as evidence of causation by the ingredient or product complained of, which could lead to additional regulations, banned ingredients or products, increased insurance costs and a potential increase in product liability litigation, among other things.

The Consumer Product Safety Improvement Act of 2008 ("CPSIA") primarily addresses children's product safety but also improves the administrative process of the CPSC. Among other things, the CPSIA requires testing and certification of certain products and enhances the CPSC's authority to order recalls.

The FDA Food Safety Modernization Act ("FSMA"), enacted January 4, 2011, amended the FDCA to significantly enhance the FDA's authority over various aspects of food regulation. The FSMA granted the FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. Other changes include the FDA's expanded access to records; the authority to suspend food facility registrations and require high risk imported food to be accompanied by a certification; stronger authority to administratively detain food; the authority to refuse admission of an imported food if it is from a foreign establishment to which a U.S. inspector is refused entry for an inspection; and the requirement that importers verify that the foods they import meet domestic standards.

One of the FSMA's more significant changes is the requirement of hazard analysis and risk-based preventive controls ("HARBPC") for all food facilities required to register with the FDA, except dietary supplement facilities in compliance with both GMPs and the serious adverse event reporting requirements. Although dietary supplement facilities are exempt from the HARBPC requirements, dietary ingredient facilities might not qualify for the exemption. The HARBPC requirements, which the FDA has yet to propose, are expected to be onerous because facilities will have to develop and implement preventive controls to assure that identified hazards are significantly minimized or prevented, monitor the effectiveness of the preventive controls and maintain numerous records related to the HARBPC. The HARBPC requirements may increase the costs of dietary ingredients and/or affect our ability to obtain dietary ingredients.

As required by Section 113(b) of the FSMA, the FDA published in July 2011 a draft guidance document clarifying when the FDA believes a dietary ingredient is an NDI, when a manufacturer or distributor must submit an NDI premarket notification to the FDA, the evidence necessary to document the safety of an NDI and the methods for establishing the identity of an NDI. The draft guidance, if implemented as proposed, could have a material impact on our operations. Although our industry has strongly objected to several aspects of the draft guidance, it is unclear whether the FDA will make changes to the final guidance. In addition, it is possible that the FDA will begin taking enforcement actions consistent with the interpretations in the draft guidance before issuing a final version.

The new FSMA requirements, as well as the FDA enforcement of the NDI guidance as written, could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, the detention and refusal of admission of imported products, the injunction of manufacturing of any dietary ingredients or dietary supplements until the FDA determines that such ingredients or products are in compliance and the potential imposition of fees for re-inspection of noncompliant facilities. Each of these events would increase our liability and could have a material adverse effect on our financial condition, results of operations or cash flows.

The FTC and the FDA have pursued a coordinated effort to challenge what they consider to be unsubstantiated and unsafe weight-loss products, and have also coordinated enforcement against dietary supplement claims in other areas, including children's products. Their efforts to date have focused on manufacturers and marketers as well as media outlets, and have resulted in a significant number of investigations and enforcement actions, some resulting in civil penalties of several million dollars under the Federal Trade Commission Act. We expect that the FTC and the FDA will continue to focus on health-related claims for dietary supplements and foods, and our products could be the subject of an FTC/FDA inquiry.

Legal Proceedings

We are not currently a party to any legal proceedings, and we are not aware of any pending or potential legal actions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

OVERVIEW

NutraFuels, Inc. is the producer of nutritional supplements that uses micro molecular formulae and a utilization of an oral spray to provide faster and more efficient absorption.

NutraFuels, Inc was founded as NutraFuels, LLC1 in 2010. While still in the developmental stage, the Company has had increasing revenues, and although not profitable, the Company has progressively added the needed equipment to expand its operations to meet the demand of consumption on a national level.

The Company has continually invested for the long term, adding larger facilities, purchasing necessary equipment, and other application development to expand sales and marketing. Many of our investments have increased our costs on an absolute basis in the near-term. Many of these investments had and will continue to occur in advance of experiencing any immediate near term benefit. We expect that our research, sales and marketing costs will continue to increase as a percentage of revenues in the short-term; however, as we increase our products sales, we will gain from the economies of scale, thereby reducing the costs as a percentage of revenues.

Components of Results of Operations

Revenues

We derive our revenues from sales of our products. We recognize our revenues from the point of sale and shipment. During 2013, NutraFuels has used Core-Mark distribution which has placed orders, and bulk shipments. The distribution network of Core-Mark has increased our productions and sales.
____________________________
1 NutraFuels LLC was converted into NutraFuels Inc. on November 26, 2012 in the State of Florida.

Costs and Expenses

The Cost of Goods, including direct labor cost account for 49.32% of sales during 2012 and for the first and second quarter of 2013, Cost Goods was 32% of Revenues. Advertising and Marketing Cost were 26% of revenues in 2012 and in 2013, 40%.

Results of Operations

The following tables set forth selected consolidated statement of operations data and such data as a percentage of total revenues for each of the periods indicated:

	Year Ended December 31		June 30,
	2011	2012	2013
Consolidated Statements of Operations
Revenue	13,023	126,576	287,085
Total Revenue	13,023	126,576	287,085

Cost of Goods	(59,115)	(74,827)	(93,247)
Gross Profit	(46,092)	51,749	193,838

Advertising and Promotion	32,014	33,175	114,035
Administrative Salaries	83,989	92,701	66,068
Selling, General & Administrative	78,505	313,621	1,029,192
Total Expense	194,508	439,497	1,209,295

Net Income/ Loss	(240,600)	(387,748)	(1,015,457)

SIGNIFICANT ACCOUNTING POLICIES

We report revenues and expenses using the accrual method of accounting for financial and tax reporting purposes.

USE OF ESTIMATES

Management uses estimates and assumption in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

INCOME TAXES

We account for income taxes under ASC 740 “Income Taxes” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting Standards Codification Topic 820, “Disclosures About Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities, which are deemed to be financial instruments. Our financial instruments consist primarily of cash.

PER SHARE INFORMATION

We compute net loss per share accordance with FASB ASC 205 “Earnings per Share”. FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

STOCK OPTION GRANTS

We have not granted any stock options to our officers and directors since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for nutritional and dietary supplement companies.

We lease an aggregate of 6,400 square feet of office and warehouse space at 6601 Lyons Rd. L-6&7 with base rent at $3,800 per month from Lyons Corporate Park for our executive offices and manufacturing facility. Approximately 5,800 square feet is used for manufacturing and distribution. The lease term expires on January 16, 2016. We believe our facilities are suitable for our present needs.

We do not currently rent any property. We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan from officers and stockholders

On November 20, 2012, we entered into a note agreement with Neil Catania with a principal amount of $160,000., bearing interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On February 15, 2012, we entered into a note agreement with Neil Catania with a principal amount of $50,000. The note bears interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2014 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the notes were amended to (i) extend the repayment date to November 15, 2014 and May 15, 2014, respectively and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. As of June 30, 2013, the notes had $169,701 of principal and interest outstanding.

On November 15, 2012, we entered into a convertible note with Mike Smyth with an aggregate principal and interest outstanding of $50,000 which bears interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. . On September 7, 2013, the note was amended to (i) extend the repayment date to November 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. As of June 30 2013, the note had $53,130 of principal and interest outstanding.

On November 15, 2012, we entered into a convertible note agreement with Donald Brennick with a principal amount of $150,000. The note was originally convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. As of June 30, 2013, the note had $159,390 of principal and interest outstanding. On September 12, 2013, Mr. Brennick converted the amounts outstanding into an aggregate of 428,571 shares of our common stock.

On June 7, 2013, we entered into a convertible note with Craig Hetherington in the principal amount of $100,000 which bears interest at the rate of 10% per annum. At the option of Mr. Hetherington, the outstanding principal and interest due under the note may be converted into shares of our common stock at the price of $1.00 per share. The note had originally had a due date of June 1, 2014 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. The note is due on June 1, 2014. As of June 30, 2013, the note had $100,630 of principal and interest outstanding.

On August 26, 2013, we entered into a note agreement with Craig Hetherington with a principal amount of $200,000. The note bears interest at the rate of 15% per annum and is due on August 26, 2014. Under the terms of the note, Mr. Hetherington received 250,000 common shares and 500,000 common stock purchase warrants. The warrants are exercisable at the price of $.75 per share at any time prior to August 26, 2015.

Common stock issued to officers and directors at June 30, 2013.

On November 26, 2012, we issued 4,607,100 shares of our common stock to Edgar Ward in exchange for membership interests when we converted from a Florida limited liability company to a Florida corporation. On May 5, 2013, we issued 714,285 shares and on September 3, 2013, we issued 1,000,000 shares to Edgar Ward for services which we valued at $.35 per share. On November 26, 2012, we issued 1000 shares of our non-convertible Series A Preferred Shares to Mr. Ward which entitle him to 500,000 votes per share on all matters submitted to our common stockholders.

On October 13, 2010, we sold 5% of our membership interests and on August 18, 2010, we sold 11.5% membership interests to Neil Catania in exchange for payment of $50,000. On November 26, 2012, Mr. Catania exchanged his 16.5% membership interests for 2,625,000 of our common shares when we converted from a limited liability company to a corporation. On May 17, 2013, we issued 428,571 common shares and on September 3, 2013, we issued an additional 350,000 common shares to Neil Catania which we valued at $.35 per share, for services.

Preferred Stock Issuances At June 30, 2013

On November 26, 2012, we issued 1,000 shares of our non-convertible Series A Preferred Shares to Edgar Ward.

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Sole Director has determined that he is not “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that the Board has chosen to use for the purposes of the determining independence, as the OTC Bulletin Board does not provide such a definition. Therefore, our sole director is not independent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

●
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

●
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of our common stock under Rule 144.

We presently have 20,971,016 common shares outstanding. Of these shares 8,808,585 common shares are held by non-affiliates and 12,162,431 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities. None of our outstanding shares are eligible for resale under Rule 144.

1,564,997 shares of our common shares held by non-affiliates and 100,000 shares held by one non-management affiliate are being registered in this offering. The remaining non-affiliate shares as well as all of the remaining affiliates’ shares will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had 42 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective until before March 31, 2014, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through March 31, 2014, including a Form 10-K for the year ended March 31, 2014, assuming this registration statement is declared effective before that date. At or prior to March 31, 2014, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on March 31, 2014. If we do not file a registration statement on Form 8-A at or prior to March 31, 2014, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers who occupied such position at the end of our latest fiscal year and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the years ended December 31, 2011 and 2012.

Name	Title	Year	Salary	Stock Bonus awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation	All other compensation	Total

Edgar Ward(1)	Chief Executive Officer President,	2012	$82,949		0	0	0	0	82,949
	Director	2011	$73,788	0	0	0	0	0	73,788

Neil	Vice	2012	0		0	0	0	0	0
Catania(1)	President,	2011	0		0	0	0	0	0

(1)
On November 26, 2012, we issued 4,607,100 shares of our common stock to Edgar Ward in exchange for membership interests when we converted from a Florida limited liability company to a Florida corporation. On May 5, 2013, we issued 714,285 shares and on September 3, 2013, we issued 1,000,000 shares to Edgar Ward for services rendered which we valued at $.35 per share. On November 26, 2012, we issued 1000 shares of our non-convertible Series A Preferred Shares to Mr. Ward which entitle him to 500,000 votes on all matters submitted to our common stockholders.

(2)	On May 17, 2013, we issued 428,571 common shares and on September 3, 2013, we issued an additional 350,000 common shares to Neil Catania which we valued at $.35 per share.

Summary Equity Awards Table

The following table sets forth certain information for our executive officers concerning unexercised options, stock that has not vested, and equity incentive plan awards as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2012

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edgar Ward	0	0	0	0	0	0	0	0	0

Neil Catania	0	0	0	0	0	0	0	0	0

Directors Compensation

Edgar Ward is our sole director. Our directors are not compensated for their service as directors.

Narrative disclosure to summary compensation and option tables

We do not have written employment agreements with our officers and directors.

Edgar Ward our chief executive officer and president received compensation of $82,949 for the year ended December 31, 2012, and $73,788 during 2011. Until November 20, 2012, Mr. Ward was our sole officer and director. We have no written employment agreements with any of our officers or directors.

On May 5, 2013, we issued 714,285 shares and on September 3, 2013, we issued 1,000,000 shares to Edgar Ward for services which we valued at $.35 per share. On November 26, 2012, we issued 1000 shares of our non-convertible Series A Preferred Shares to Mr. Ward.

On May 17, 2013, we issued 428,571 common shares and on September 3, 2013, we issued an additional 350,000 common shares to Neil Catania which we valued at $.35 per share, for services rendered.

Neil Catania was appointed as our vice-president on November 20, 2012. Mr. Catania received no compensation during 2012.

We have an oral agreement to pay our chief executive officer Edgar Ward $82,949 annually.

Our vice-president Neil Catania who provides 42 hours per month does not receive cash compensation. We based Mr. Ward’s salary upon the hours committed and his experience and the level of skill required to perform the services rendered. We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time.

At no time during the last fiscal year with respect to any person listed in the Table above was there:

•
any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);

•	any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
•	any option or equity grant;
•	any non-equity incentive plan award made to a named executive officer;
•	any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
•	any payment for any item to be included under All Other Compensation (column (i)) in the Summary Compensation Table.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Nutrafuels, Inc.
Coconut Creek, Florida

We have audited the accompanying balance sheets of Nutrafuels, Inc. (the “Company”), as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutrafuels, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations and has deficits in cash flows from operating activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MALONE BAILEY, LLP
www.malonebailey.com
Houston, Texas

September 25, 2013

FINANCIAL STATEMENTS

Nutrafuels, Inc.
Balance Sheets

ASSETS
	December 31,	December 31,
	2012	2011
Current Assets
Cash	144,750	22,098
Receivables	2,209	1,689
Prepaid expenses	-	700
Inventory	21,333	-
Total Current Assets	168,292	24,487

Property Plant and Equipment, net
of accumulated depreciation of $768 and $0, respectively	80,597	-

Total Assets	248,889	24,487

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts Payable	51,771	8,843
Accrued Liabilities	4,222	-
Convertible Debt	200,000	25,000
Convertible Debt - Related Parties	160,000	-
Total Current Liabilities	415,993	33,843

Equity
Preferred Stock: par value .0001; Authorized 10,000; issued and outstanding 10,000 and 0, respectively	-	-
Common Stock: par value .0001; Authorized 500,000,000; issued and outstanding 15,485,715 and 0, respectively	1,549	-
Members' capital	-	300,310
Additional Paid In Capital	528,761	-
Retained Earnings	(697,414)	(309,666)
Total Stockholders' Deficit	(167,104)	(9,356)

Total Liabilities and Shareholders' Deficit	248,889	24,487

The accompanying notes are an integral part of these audited financial statements.

Nutrafuels, Inc.
Statements of Operations

	Years Ended December 31,
	2012	2011

Revenue	126,576	13,023

Cost of revenues	74,827	59,115
Gross profit	51,749	(46,092)

Operating expenses:
Advertising and promotion	33,175	32,014
Administrative salaries	92,701	83,989
Selling, general & administrative	313,621	78,505
Total operating expenses	439,497	194,508

Net Loss	(387,748)	(240,600)

Net loss per common share- basic and diluted	(0.03)	(0.02)

Weighted average common shares outstanding -- basic and diluted	15,037,646	13,636,060

The accompanying notes are an integral part of these audited financial statements.

Nutrafuels, Inc.
Statements of Cash Flows

	Years Ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net Loss	(387,748)	(240,600)
Adjustments to reconcile net loss
to net cash provided by operations:
Stock compensation	70,000	-
Depreciation	768	-
Changes in operating assets and liabilities:
Accounts receivable	(520)	(1,474)
Inventory	(21,333)	15,880
Other current assets	700	(700)
Accrued expenses	4,222	-
Accounts payable	42,928	8,830
Net cash provided by Operating Activities	(290,983)	(218,064)

INVESTING ACTIVITIES
Purchase of fixed assets	(81,365)	-
Net cash used in Investing Activities	(81,365)	-

FINANCING ACTIVITIES
Common stock issued for cash	100,000	-
Capital Contributions	60,000	165,000
Borrowings on debt	175,000	25,000
Borrowings on debt- related party	160,000	-
Net cash provided by Financing Activities	495,000	190,000

Net cash increase for period	122,652	(28,064)

Cash at beginning of period	22,098	50,162
Cash at end of period	144,750	22,098

Noncash financing and investing activities:
Exchange of members' capital for common shares	360,310	-

The accompanying notes are an integral part of these audited financial statements.

Nutrafuels, Inc.
Statements of Stockholders' Equity

	Common Stock		Preferred Stock		Members'	Additional Paid in	Accumulated	Stockholders'
	Shares	Par	Shares	Par	Capital	Capital	Deficit	Equity

Capital contributions by owner	-	-	-	-	65,000	-	-	65,000
Capital contributions by owner	-	-	-	-	70,310	-	-	70,310
Net Loss							(69,066)	(69,066)

Balances at December 31, 2010	-	-	-	-	135,310	-	(69,066)	66,244
Capital contributions	-	-	-	-	165,000	-		165,000
Net Loss							(240,600)	(240,600)

Balances at December 31, 2011	-	-	-	-	300,310	-	(309,666)	(9,356)

Capital contributions	-	-	-	-	60,000	-	-	60,000
Common stock issued for members' capital	15,000,000	1,500	-	-	(360,310)	358,810	-	-
Shares issued for services	200,000	20	-	-	-	69,980	-	70,000
Shares issued for cash	285,715	29	-	-		99,971	-	100,000
Preferred shares issued	-	-	1,000	-	-	-	-	-
Capital distribution
Net Loss							(387,748)	(387,748)

Balances at December 31, 2012	15,485,715	1,549	1,000	-	-	528,761	(697,414)	(167,104)

The accompanying notes are an integral part of these audited financial statements.

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Nutrafuels, Inc. (the “Company”) was incorporated in Florida as a limited liability company on April 10, 2010 and converted to a regular corporation on November 27, 2012. Nutrafuels is the producer of nutritional supplements that uses micro molecular formulae and a utilization of an oral spray to provide faster and more efficient absorption.

Basis of presentation

The financial statements have been prepared by Nutrafuels, Inc. in accordance with accounting principles generally accepted in the United States. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments), which are, in the opinion of management, necessary to fairly present the operating results for the respective periods.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents – Cash equivalents are highly liquid investments with an original maturity of three months or less.

Revenue recognition – The Company’s financial statements are prepared under the accrual method of accounting. Revenues are recognized when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. This typically occurs when the product is ordered and subsequently shipped.

Inventories – Inventories are stated at cost utilizing the weighted average method of valuation and consist only of raw materials.

Allowance for doubtful accounts – We establish an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. We do not generally require collateral for our accounts receivable.

Property and equipment – Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 7 to 13 years.

Impairment of long-lived assets – The Company will review the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical-cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value. As of December 31, 2011 and 2012, the firm has not had to recognize an impairment loss.

Research and development – Costs incurred in connection with the development of new products and manufacturing methods are charged to selling, general and administrative expenses as incurred. During the years ended December 31, 2011 and 2012, $20,748 and $20,826, respectively, were expensed as research and development costs.

Income taxes – Prior to November 27, 2012, the firm was structured as an LLC and all the losses were allocated to the Member, as noted on Form K-1 pursuant to the filed Federal Form 1065. Since conversion, the Corporation has operating losses, which may become a carry forward against income tax liability. The corporation filed a 2012 Form 1120 return which reflected a loss carry forward of $36,295.

Basic and diluted net loss per share – Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is determined by dividing the net loss by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of stock awards determined utilizing the treasury stock method. The dilutive effect of the outstanding awards for the years ended December 31, 2012 and 2011 was -0- shares.

Stock based compensation – We will account for stock based compensation in accordance with FASB ASC 718 which requires companies to measure the cost of employee services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. For stock-based awards granted on or after January 1, 2012 stock-based compensation expense will be recognized on a straight-line basis over the requisite service period. Until such time as a public market exists for the shares; or until such time as a reasonable price can be determined, the valuation will be determined by the value of service rendered

Financial instruments – The carrying amount of our financial instruments, consisting of cash equivalents, short-term investments, account and notes receivable, accounts and notes payable, short-term borrowings and certain other liabilities, approximate their fair value due to their relatively short maturities. The carrying amount of our long-term debt approximates fair value since the stated rate of interest approximates a market rate of interest.

Recently issued accounting pronouncements – We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

NOTE 3 – GOING CONCERN

As shown in the accompanying financial statements, we have incurred net losses of $240,600 and $387,748 for the years ended December 31, 2011 and 2012, respectively. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2012:

Balance, December 31, 2011	-
Additions	81,365
Depreciation	(768)
Balance, December 31, 2012	80,597

Leasehold improvements are depreciated over 12 years and equipment is depreciated over 3 years.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

On November 15, 2012, the Company borrowed $200,000 under two convertible note agreements. The notes bear interest at 10% and mature on November 15, 2013. They are convertible at the most recent price of shares sold in an offering registered with SEC. As of December 31, 2012, the offering has not taken place; as such, no derivative treatment can be determined until the notes have a conversion price. As of December 31, 2012, $200,000 in principal was outstanding with another $2,521 in accrued interest.

In September 2013 the terms of the note were modified to a fixed conversion rate of $1.00 per share.

NOTE 6 – CONVERTIBLE NOTES PAYABLE- RELATED PARTY

On November 15, 2012, the Company borrowed $135,000 under a convertible note agreement with Neil Catania, vice president. The note is convertible at the most recent price of shares sold in an offering registered with SEC. As of December 31, 2012, the offering has not taken place; as such, no derivative treatment can be determined until the notes have a conversion price. As of December 31, 2012, $160,000 in principal was outstanding and $4,222 in accrued interest.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company has an operating lease commitment for office space with Lyons Corporate Park, LLLP, Coconut Creek Florida. The lease began on December 18, 2012 and will expire in February 2016.

The minimum lease payments required for the term of the lease are as follows:

12/31/13	12/31/14	12/31/15	12/31/16
$41,360	$42,627	$43,947	$7,360

In the normal course of business, we may become subject to lawsuits and other claims and proceedings. Such matters are subject to uncertainty and outcomes are not predictable with assurance. Management is not aware of any pending or threatened lawsuits or proceedings which would have a material effect on the Company’s financial position, liquidity, or results of operations.

NOTE 8 – INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2012 and 2011, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is $621,532 at December 31, 2012, and will begin to expire in the year 2031.

The Company had deferred income tax assets as of December 31, 2012, and 2011 as follows:

	December 31, 2012	December 31, 2011
Loss carryforwards	$211,321	$81,804
Less - valuation allowance	(211,321)	(81,804)
Total net deferred tax assets	$-	$-

NOTE 9 – MAJOR CUSTOMERS

In fiscal 2012, 68% of revenue was concentrated among three customers.

NOTE 10 - SHAREHOLDERS’ EQUITY

In the year ended December 31, 2010, the Company received capital contributions of $135,310.

In the year ended December 31, 2011, the Company received capital contributions of $165,000.

On November 27, 2012, the Company changed its legal business form from an LLC to a corporation. The Company issued 15,000,000 common shares to recapitalize the contributions received from 2010 through 2012.

The founders received 7,678,500 common shares.

Payors of capital contributions made in 2010 of $135,310 received 4,807,500 common shares.

Payors of capital contributions made in 2011 of $165,000 received 2,154,000 common shares.

Payors of capital contributions made in 2012 of $60,000 received 360,000 common shares.

In November 2012, 200,000 common shares valued at $70,000 were issued for legal services.

In December 2012, 285,715 common shares were issued for proceeds of $100,000.

On December 3, 2012, the Company issued 1,000 preferred shares to its CEO and original majority shareholder to assure permanent voting control. Each preferred share has voting rights equal to 500,000 common shares. The shares are not convertible, not liquidating, and do not have dividends. They have a liquidation value of $.10 per share. The shares were issued only for voting control purposes and are deemed to have no value as they don’t add substantively to the ownership value of the CEO.

NOTE 11 – SUBSEQUENT EVENTS

On August 26, 2013, we entered into a note agreement for $200,000 with a third party. The note bears interest at the rate of 15% per annum and is due on August 26, 2014. Under the terms of the note, the party received 250,000 common shares and 500,000 common stock purchase warrants. The warrants are exercisable at the price of $.75 per share at any time prior to August 26, 2015.

During the quarter ended June 30, 2013, 2,457,314 common shares were issued for services.

During the quarter ended June 30, 2013, 685,712 common shares were issued for cash proceeds of $225,000.

In July 2013, 471,026 shares were issued for cash proceeds of $165,000.

In September 2013, a noteholder converted $150,000 into 428,571 common shares.

In September 2013, the terms of all outstanding convertible notes totaling $695,000 at June 30, 2013 were amended to be convertible at $1.00 per share.

In July and September 2013, 442,678 common shares were issued for services.

In September 2013, 1,000,000 common shares were issued to the President.

Nutrafuels, Inc.
Balance Sheets
(Unaudited)

ASSETS
	June 30,	December 31,
	2013	2012
Current Assets
Cash	49,782	144,750
Receivables	119,401	2,209
Inventory	137,148	21,333
Total Current Assets	306,331	168,292

Non-Current Assets
Leasehold Improvements, net of accumulated depreciation of $7,633	50,344	-
Property Plant and Equipment, net of accumulated depreciation of $9,268 and $768, respectively	260,838	80,597
Total Non-Current Assets	311,182	80,597

Total Assets	617,513	248,889

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable	-	51,771
Accrued Liabilities	20,014	4,222
Convertible Debt	300,000	200,000
Convertible Debt-Related Parties	395,000	160,000
Total Current Liabilities	715,014	415,993

Equity
Preferred Stock: par value .0001; Authorized 10,000; issued and outstanding 1,000	-	-
Common Stock: par value .0001; Authorized 500,000,000; issued 18,628,741 and 15,485,715 respectively	1,864	1,549
Additional Paid In Capital	1,613,506	528,761
Retained Earnings	(1,712,871)	(697,414)
Total Equity	(97,501)	(167,104)

Total Liabilities and Shareholders' Equity	617,513	248,889

The accompanying notes are an integral part of these unaudited financial statements.

Nutrafuels, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	240,405	34,827	287,085	66,606

Cost of revenues	82,351	15,634	93,247	31,955
Gross profit	158,054	19,193	193,838	34,651

Operating expenses:
Advertising and promotion	77,134	772	114,035	2,543
Administrative salaries	33,275	17,676	66,068	42,801
Depreciation	6,457	-	16,133	-
Selling, general & administrative	967,411	16,790	1,013,059	60,246
Total operating expenses	1,084,277	35,238	1,209,295	105,590

Net Loss	(926,223)	(16,045)	(1,015,457)	(70,939)

Net loss per common share- basic and diluted	(0.10)	(0.00)	(0.06)	(0.00)

Weighted average common shares outstanding - basic and diluted	9,302,335	14,976,230	16,450,977	15,000,000

The accompanying notes are an integral part of these unaudited financial statements.

Nutrafuels, Inc.
Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,	June 30,
	2013	2012
OPERATING ACTIVITIES
Net Loss	(1,015,457)	(70,939)
Adjustments to reconcile Net loss
to net cash provided by operations:
Depreciation	16,133	-
Stock for services- related party	546,313	-
Stock for services	313,747	-
Changes in operating assets and liabilities:
Accounts receivable	(117,192)	(3,770)
Inventory	(115,815)	(9,000)
Other current assets	-	384
Accrued expenses	(51,771)	-
Accounts payable	15,792	401
Net cash provided by Operating Activities	(408,250)	(82,924)

INVESTING ACTIVITIES
Purchase of fixed assets	(246,718)	(2,885)
Net cash used in investing activities	(246,718)	(2,885)

FINANCING ACTIVITIES
Shares issued for cash	225,000	-
Capital contribution	-	60,000
Borrowings on debt	100,000	-
Repayments on debt- related party	(160,000)	-
Borrowings on debt- related party	395,000	10,000
Net cash provided by Financing Activities	560,000	70,000

Net cash increase for period	(94,968)	(15,809)

Cash at beginning of period	144,750	22,098
Cash at end of period	49,782	6,289

The accompanying notes are an integral part of these unaudited financial statements.

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Since inception, Nutrafuels is the producer of nutritional supplements that uses micro molecular formulae and a utilization of an oral spray to provide faster and more efficient absorption.

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form S-1, have been omitted.

NOTE 2 – GOING CONCERN

As shown in the accompanying financial statements, we have incurred net losses of $926,223 and $1,015,457 for the three and six months ended June 30, 2013, respectively. In response to these conditions, we may raise additional capital through the sale of equity securities, through an offering of debt securities or through borrowings from financial institutions or individuals. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2013:

Balance, December 31, 2012	80,597
Additions: Equipment	192,652
Additions: Leasehold improvements	54,066
Depreciation	(16,133)
Balance, June 30, 2013	311,182

The leasehold improvements are depreciated over 12 years and the equipment is depreciated over 3 years.

NOTE 4 – RELATED PARTY TRANSACTIONS

As of June 30, 2013, the Company is indebted to Neil Catania, vice president, for $395,000. Of this amount, $135,000 is a convertible note which is convertible at the most recent price of shares sold in an offering registered with the SC. As of June 30, 2013, the offering has not taken place; as such, no derivative treatment can be determined until the notes have a conversion price.

During the six months ended June 30, 2013, he advanced $395,000 and was repaid $160,000. This amount is unsecured, non-interest bearing, and due on demand.

During the six months ended June 30, 2013, 1,518,036 common shares were issued to related parties valued at $546,313.

NOTE 5 – CONVERTIBLE DEBT

During the six months ended June 30, 2013, the Company borrowed $100,000 from a third party. The note accrues interest at 10% per year and matures on June 1, 2014. The note is convertible at $1.00 per share.

NOTE 6 – EQUITY

During the six months ended June 30, 2013, the Company issued 685,712 common shares for proceeds of $225,000.

During the six months ended June 30, 2013, the Company issued 896,421 common shares to various consultants for services valued at $313,747.

NOTE 7 – SUBSEQUENT EVENTS

On August 26, 2013, we entered into a note agreement for $200,000 with a third party. The note bears interest at the rate of 15% per annum and is due on August 26, 2014. Under the terms of the note, the party received 250,000 common shares and 500,000 common stock purchase warrants. The warrants are exercisable at the price of $.75 per share at any time prior to August 26, 2015.

In September 2013, the terms of all outstanding convertible notes at June 30, 2013 were amended to be convertible at $1.00 per share.

In July and September 2013, 442,678 common shares were issued for services.

In July 2013, 471,026 common shares were issued for cash proceeds of $165,000.

In September 2013, a noteholder converted $150,000 into 428,571 common shares.

In September 2013, 1,000,000 common shares were issued to the President.

PROSPECTUS – SUBJECT TO COMPLETION DATED September ___, 2013
NUTRAFUELS, INC.

Selling shareholders are offering up to 1,664,997 shares of common stock. The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board or Pink Sheet Exchange and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

Item	Amount
SEC Registration Fee	$454.21
Legal Fees and Expenses*	$45,000
Accounting Fees and Expenses*	$14,000
Miscellaneous*	$5,000
Total*	$64,454.21
*Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

In the two years prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.

We believed these exemptions were available because:

•	We are not a blank check company;
•	We filed a Form D, Notice of Sales, with the SEC;
•	Sales were not made by general solicitation or advertising;
•	All certificates had restrictive legends;
•	Sales were made to persons with a pre-existing relationship to our chief executive officer and sole director, Edgar Ward; and
•	Sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

Membership Interests

April 1, 2010, we sold 55.19% of our interests to Noctunus, LLC, in exchange for $60,000. Noctunus LLC is a Florida limited liability company 60% owned by our chief Executive officer and director, Edgar Ward, 35% owned by Lee White and 5% owned by Dennis Poland. On November 26, 2012, the interests held by Edgar Ward were converted into 4,607,100 of our common shares, the interests held by Lee White were converted into 2,687,475 of our common shares and the interests held by Dennis Poland were converted into 383,925 of our common shares.

On October 13, 2010, we sold membership interests representing 6% of our interests to Neil Catania, in exchange for $15,000. On August 18, 2010, we sold membership interest representing 11.5% of our interests to Neil Catania in exchange for $50,000. On November 26, 2012, the membership interests were exchanged for 2,625,000 of our common shares.

On December 14, 2010, we sold membership interests representing 4.85% of our interests to Mike Smyth, in exchange for $25,000. On November 26, 2012, the membership interest was exchanged for 727,500 of our common shares.

On December 14, 2010, we sold membership interest representing 4% of our interests to James Daniel, in exchange for $20,000. On October 10, 2011, we sold membership interests representing .85% of our interests to James Daniel, in exchange for $5,000. On November 26, 2012, the membership interests were exchanged for 727,500 of our common shares.

On January 11, 2011, we sold membership interests representing 2% of our interests to Davis Pallen, in exchange for $20,000. On November 26, 2012, the membership interest was exchanged for 300,000 of our common shares.

On May 12, 2011, we sold membership interests representing 7.76% of our interests to Mike Caputo, in exchange for $50,000. On November 26, 2012, the membership interest was exchanged for 1,164,000 common shares.

On September 30, 2011, we sold membership interests representing 3% of our interests to Donald F. Brennick, in exchange for $50,000. The note was originally convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On November 26, 2012, the membership interest was exchanged for 450,000 of our common shares.

On October 10, 2011, we sold membership interests representing 4.85% of our interests to Barbara Ludwig, in exchange for $25,000. On November 26, 2012, the membership interest was exchanged for 727,500 of our common shares.

On November 21, 2011, we sold membership interests representing 4% of our interests to Walter J and Donna Lunden in exchange for $100,000. On November 26, 2012, the membership interest was exchanged for 600,000 common shares.

Convertible Note Offering

One November 20, 2012, we entered into a note agreement with Neil Catania with a principal amount of $160,000., bearing interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. One February 15, 2012, we entered into a note agreement with Neil Catania with a principal amount of $50,000. The note bears interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2014 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the notes were amended to (i) extend the repayment date to November 15, 2014 and May 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. As of June 30, 2013, the notes had $169,701 of principal and interest outstanding.

On February 15, 2012, we entered into a convertible note with Mike Smyth with an aggregate principal and interest outstanding of $50,000.00 which bears interest at the rate of 10% per annum. The note had originally had a due date of November 15, 2013 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. . On September 7, 2013, the note was amended to (i) extend the repayment date to November 15, 2014 and allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. As of June 30 2013, the note had $53,130 of principal and interest outstanding.

On November 15, 2012, we entered into a convertible note agreement with Donald Brennick with a principal amount of $150,000.00. The note was originally convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 12, 2013, Mr. Brennick converted the amounts outstanding into an aggregate of 428,571 shares of our common stock.

On June 7, 2013, we entered into a convertible note with Craig Hetherington in the principal amount of $100,000 which bears interest at the rate of 10% per annum. At the option of Mr. Hetherington, the outstanding principal and interest due under the note may be converted into shares of our common stock at the price of $1.00 per share. The note had originally had a due date of June 1, 2014 and was convertible at the most recent price we offered or sold common in an offering registered with the Securities and Exchange Commission. On September 7, 2013, the note was amended to allow the amounts outstanding to be converted into our common stock at the price of $1.00 per share. The note is due on June 1, 2014. As of June 30, 2013, the note had $100,630 of principal and interest outstanding.

On August 26, 2013, we entered into a note agreement with Craig Hetherington with a principal amount of $200,000. The note bears interest at the rate of 15% per annum and is due on August 26, 2014. Under the terms of the note, Mr. Hetherington received 250,000 common shares and 500,000 common stock purchase warrants. The warrants are exercisable at the price of $.75 per share at any time prior to August 26, 2015.

Common Stock Offering For Cash Consideration

On December 5, 2012, we sold 285,715 common shares to Dennis Poland for the price of $.35 per share or an aggregate price of $100,000.

On January 9, 2013, we sold 71,429 common shares to Davis Pallen for the price of $.35 per share or an aggregate price of $25,000.

On January 14, 2013, we sold 71,429 common shares to James Stuart for the price of $.35 per share or an aggregate price of $25,000.

On January 17, 2013, we sold 142,857 common shares to Craig Hetherington for the price of $.35 per share or an aggregate price of $50,000. On May 17, 2013, we sold 185,714 common shares for the price of $.27 per share to Craig Hetherington for the aggregate price of $50,000.

On March 5, 2013, we sold 71,428 common shares to James Kushner for the price of $.35 per share or an aggregate price of $25,000.

On April 11, 2013, we sold 71,428 common shares to Bernadine Cawley for the price of $.35 per share or an aggregate price of $25,000. On June 21, 2013, we sold 71,428 common shares to Bernadine Cawley for the price of $.35 per share or an aggregate price of $25,000.

On July 8, 2013, we sold 71,428 common shares to Patrick Kilcooley, Sr for the price of $.35 per share or an aggregate price of $25,000.

On July 17, 2013, we sold 42,857 common shares to Patrick Kilcooley Jr. for the price of $.35 per share or an aggregate price of $15,000. Patrick Kilcooley Sr. is the father of Patrick Kilcooley Jr.

On July 11, 2013, we sold 71,428 common shares to Thomas Noble for the price of $.35 per share or an aggregate price of $25,000.

On July 2, 2013, we sold 71,428 common shares to Ann Noble for the price of $.35 per share or an aggregate price of $25,000. Thomas Noble and Ann Noble are husband and wife.

On July 13, 2013, we sold 142,457 common shares to Richard Scott Lohan for the price of $.35 per share or an aggregate price of $50,000.

On July 9, 2013, we sold 71,428 common shares to Joseph Repice for the price of $.35 per share or an aggregate price of $25,000.

Shares for Services

On May 5, 2013, we issued 714,285 of shares and on September 3, 2013, we issued 1,000,000 shares to Edgar Ward for services rendered. We valued these shares at $.35 per share.

On May 17, 2013, we issued 778,571 common shares to Neil Catania which we valued at $.35 per share, for services rendered to us.

On May 17, 2013, we issued 17,142 common shares to Swen Paul Swenson for services rendered to us. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 71,428 of our common shares to James Varga III for services rendered to us. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 14, 285 common shares to Bridget C. Varga for services rendered to us. We valued these shares at $.35 per common share. James and Bridget Varga are husband and wife.

On May 17, 2013, we issued 14,285 common shares to Shands Michael Pemberton for services rendered to us. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 285,714 common shares to Jesse Kleinstein for services rendered to us. We valued these shares at $.35 per common share. On September 1, 2013, we issued 100,000 shares of our common stock to Jesse Kleinstein for services rendered to us. We valued these shares at $.35 per share.

On May 17, 2013, we issued 28,751 common shares Bethany Vose for services rendered to us. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 17,142 common shares to Aero Tech Labs, Inc., a company controlled by Scott Hofman, for rent. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 100,000 common shares to Robert Gorgia for services rendered to us. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 42,857 common shares to Zachary Trimble as a signing bonus for serving as our plant production manager. We valued these shares at $.35 per common share. Zachary Trimble is the adult son of our President and Chief Executive Officer Edgar Ward.

On May 17, 2013, we issued 14,285 of our common shares Domenic Mucciacciaro for services rendered to us. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 14,285 common shares to Daniel Ryan for service rendered to us. We valued these shares at $.35 per common share. On September 4, 2013, we issued 42,857 shares of our common stock to Daniel Ryan for services rendered to us. We valued these shares at $.35 per share.

On May 17, 2013 we issued 25,000 common shares to Royal Palm Consulting Services LLC for services rendered by Joseph Babiak. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 71,428 common shares to Richard Callipari for services rendered. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 30,000 common shares to Tola Sales Group, LLC for services rendered by Daniel Harris. We valued these shares at $.35 per common share.

On May 17, 2013, we issued 14,285 common shares to Clinical Consultant Assistant Inc. for services rendered by Keith Foulis. We valued these shares at $.35 per common share.

On November 1, 2012, we issued 200,000 shares of our common stock to Hamilton & Associates Law Group, P.A. a Florida corporation controlled by Brenda Hamilton, in exchange for legal services rendered to us. On September 4, 2013, we issued 100,000 shares to Hamilton & Associates for legal services rendered to us. We valued these shares at $.35 per share.

On September 1, 2013, we issued 50,000 shares of our common stock to Donna Prestine Henry for services rendered to us. We valued these shares at $.35 per share.

On June 1, 2013, we issued 25,000 shares of our common stock to Nicholas Ward for services rendered to us. We valued these shares at $.35 per share. Nicholas Ward is the adult son of our President and Chief Executive Officer Edgar Ward.

On September 1, 2013, we issued 50,000 shares of our common stock to John Hampton for services rendered to us. We valued these shares at $.35 per share.

On September 3, 2013, we issued 28,571 shares of our common stock to Patrick Kilcooley Jr. for services rendered to us. We valued these shares at $.35 per share.

EXHIBITS

Item 3
	1	Articles of Organization of Nutrafuels, LLC, a Florida Limited Liability Company
	2	Certificate of Conversion from a Florida Limited Liability Company to a Florida Corporation
	3	Articles of Incorporation of Nutrafuels, Inc., a Florida Corporation
	4	Certificate of Designation of Series A Preferred Shares
	5	Bylaws of Nutrafuels, Inc

Item 4
	1	Form of Convertible Note and Warrant.
	2	Form of Subscription Agreement
	3	Form of Convertible Note

Item 5
	1	Legal Opinion of Hamilton & Associates Law Group, P.A.

Item 10
	1	Agreement between Nutra Evolution LLC and NutraFuels Inc.
	2	Agreement between AMS Health Services LLC and NutraFuels Inc.

Item 23
	1	Consent of MaloneBailey, LLP
	2	Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 419(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 419;
	ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 419(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coconut Creek, Florida on September 26, 2013.

NutraFuels, Inc.

By:	/s/ Edgar Ward
Edgar Ward
Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

NAME	TITLE	DATE

/s/ Edgar Ward	President, Chief Executive Officer,	September 26, 2013
Edgar Ward	Chief Financial Officer, Director